UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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US ECOLOGY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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US ECOLOGY, INC. 300 E. Mallard Drive, Suite 300 Boise, Idaho 83706 208-331-8400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	8:00 a.m. Central Daylight Time on Monday, May 24, 2010

PLACE	Union League Club of Chicago 65 West Jackson Boulevard Chicago, Illinois 60604

PURPOSE	(1) To elect seven directors to the Board of Directors to serve a one-year term.
(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010.
(3) To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE
You are entitled to vote if you were a stockholder at the close of business on March 26, 2010.  A list of stockholders will be available for inspection at the Company’s principal office in Boise, Idaho for a period of ten (10) days prior to the Annual Meeting of Stockholders and will also be available for inspection at the meeting.

VOTING BY PROXY
In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report on Form 10-K, and for voting via the Internet.  This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will reduce our printing and mailing costs and the environmental impact of the proxy materials.  Your vote is important.  Whether or not you are able to attend the Annual Meeting of Stockholders in person, it is important that your shares be represented.  We have provided instructions on each of the alternative voting methods in the accompanying Proxy Statement.  Please vote as soon as possible.

Stephen A. Romano
Chairman of the Board of Directors

Boise, Idaho
April 12, 2010

All Stockholders are cordially invited to attend the Annual Meeting of Stockholders in person.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting of Stockholders and wish to revoke your proxy.

PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

US ECOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2010

PROXY STATEMENT

The Board of Directors of US Ecology, Inc. (“Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 24, 2010, at 8:00 a.m. Central Daylight Time, at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604, including any adjournments or postponements thereof (“Meeting” or “Annual Meeting”).  We intend to mail a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) and to make this Proxy Statement available to our stockholders of record entitled to vote at the Annual Meeting, on or about April 12, 2010.

PROXY SOLICITATION AND VOTING INFORMATION

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we will furnish proxy materials, including this Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (“Annual Report”), to our stockholders by providing access to such documents on the Internet.  Stockholders will not receive printed copies of the proxy materials unless requested.  Instead, the Notice will instruct stockholders as to how they may access and review all of the proxy materials.  The Notice also instructs stockholders how to submit a proxy through the Internet.  If you would like to receive a paper copy or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice.  We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.  If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

If you are a stockholder of record, you may vote in person at the Annual Meeting.  A ballot will be provided to you upon your arrival.  If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy.  You may vote by proxy over the Internet, by telephone or by mail.  The procedures for voting by proxy are as follows:

•	To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•	To vote by proxy by telephone, dial the toll free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.

•	To vote by proxy using the enclosed card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided.

All shares represented by duly executed proxies in the accompanying form received prior to the Meeting will be voted in the manner specified therein.  Any stockholder granting a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date.  Any stockholder present at the Meeting who expresses a desire to vote shares in person may also revoke his or her proxy.  For any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR each of the nominees for director listed herein, FOR the ratification of the Company’s independent registered public accounting firm and, with respect to any other business that may properly come before the Meeting, at the discretion of the persons named in the proxy.

The Company is providing Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  If you vote by proxy on the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 23, 2010, to be counted.

The Company’s Annual Report is being furnished with this Proxy Statement to stockholders of record as of March 26, 2010.  The Annual Report does not constitute a part of the proxy solicitation material except as otherwise provided by the rules of the SEC, or as expressly provided for herein.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company fixed March 26, 2010 as the record date (“Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting.  On the Record Date there were 18,183,336 shares of common stock issued, outstanding and entitled to vote.  The Company has no other voting securities outstanding.  Each stockholder of record is entitled to one vote per share held on all matters submitted to a vote of stockholders, except that in electing directors each stockholder is entitled to cumulate his or her votes and give any one candidate an aggregate number of votes equal to the number of directors to be elected (7), multiplied by the number of his or her shares, or to distribute such aggregate number of votes among as many candidates as he or she chooses.  For a stockholder to exercise cumulative voting rights, the stockholder must give notice of his or her intention to cumulatively vote prior to the Meeting or at the Meeting in person, prior to voting.  If any stockholder has given such notice, all stockholders may cumulatively vote.  The holders of proxies will have authority to cumulatively vote and allocate such votes in their discretion to one or more of the director nominees.  The holders of the proxies solicited do not intend to cumulatively vote the shares they represent unless a stockholder indicates his or her intent to do so, in which instance they intend to cumulatively vote all the shares they hold by proxy in favor of the director nominees identified herein.

The holders of a majority of the outstanding shares of common stock on the Record Date entitled to vote at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting.  In accordance with the Company’s Amended and Restated Bylaws, an affirmative vote of a majority of the votes cast is required for approval of all matters.  Abstentions and broker non-votes are not included in the determination of the number of votes cast at the Meeting.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors (“Board” or “Board of Directors”).  Although the Company’s non-employee directors are not involved in day-to-day operations, they are kept informed of the Company’s business through written monthly financial and operations reports and other documents provided to them from time-to-time by the officers of the Company, as well as by operating, financial and other reports presented by the officers of the Company in preparation for, and at meetings of, the Board of Directors and committees of the Board of Directors.

The Board of Directors is ultimately responsible for the Company’s corporate governance and it is the responsibility of the Board of Directors to ensure that the Company complies with federal securities laws and regulations, including those promulgated under the Sarbanes-Oxley Act of 2002.

The Board of Directors has adopted a Code of Ethics for Chief Executive, President and Chief Operating Officer, Chief Financial Officer and other Executives as well as a Code of Ethics for Directors (collectively the “Codes of Ethics”) which have been filed with the SEC and posted on the Company’s website at www.usecology.com.  Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.  There have been no waivers to the Codes of Ethics since their adoption.  Any future waivers or changes would be disclosed on the Company’s website.

Independence.   The Company is required by Nasdaq listing standards to have a majority of independent directors.  The Board of Directors has determined that six of the Company’s present seven directors are independent as defined by the applicable Nasdaq standards.  These six directors are Victor J. Barnhart, Joe F. Colvin, Roy C. Eliff, Edward F. Heil, Jeffrey S. Merrifield and John W. Poling.  The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.  Messrs. Eliff and Heil are not standing for re-election at the Meeting.  Assuming James R. Baumgardner and Daniel Fox are elected as directors at the Meeting, the Board of Directors has determined that five of the Company’s seven directors will be independent as defined by the applicable Nasdaq standards.  These five directors are Messrs. Barnhart, Colvin, Fox, Merrifield and Poling.  The Board of Directors has determined that each of these directors is free of any relationship that would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.  The Company is not aware of any potential conflict of interest involving either directors or management that is not disclosed in this Proxy Statement.

Meetings of the Board of Directors.   During the year ended December 31, 2009, the Board of Directors held four regularly scheduled meetings. No special meetings were held. Each of the directors attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by the committees on which he served.  Director attendance at the Annual Meeting of Stockholders is encouraged but not required.  All directors who stood for election at the 2009 Annual Meeting of Stockholders on May 12, 2009 attended that meeting.  It is the policy of the Board to hold regular executive sessions where non-employee directors meet without management participation. The Board of Directors met in executive session without management present at all regularly scheduled Board of Directors meetings in fiscal year 2009.

Risk Oversight.  The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value while managing risk.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company.  The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company.  The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s Audit Committee.  In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for risk management.  In particular, the Audit Committee focuses on financial risk, including internal controls.  In setting compensation, the Compensation Committee strives to create incentives and equity ownership programs that will align the interests of management with stockholders and encourage an appropriate level of risk-taking behavior consistent with the Company’s business strategy.  The Audit Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Committees of the Board of Directors.  The three standing committees of the Board of Directors are the Audit, Corporate Governance and Compensation Committees.

Audit Committee – The current members of the Audit Committee are Messrs. Barnhart, Eliff and Poling.  Mr. Poling is chairman.  The Audit Committee, which met seven times in 2009, has the following duties:

•
Reviews the proposed plan and scope of the Company’s annual audit as well as the audit results and reviews and approves the selection of and services provided by the Company’s independent registered public accountant and its fees;

•	Meets with management to assure the adequacy of accounting principles, financial controls and policies;

•	Reviews transactions that may present a conflict of interest on the part of management or directors;

•	Meets at least quarterly to review financial results, discuss financial statements and make recommendations to the Board;

•	Recommends dividend policy and confirms that cash flows are sufficient to support dividend payments prior to declaration; and

•	Reviews the independent registered public accountant’s recommendations for internal controls, adequacy of staff and management performance concerning audit and financial controls.

The Board of Directors has determined that each of Messrs. Barnhart, Eliff and Poling meet the independence requirements for Audit Committee service set forth in the applicable rules under the Securities Exchange Act of 1934 as amended, and that Messrs. Eliff and Poling qualify as “financial experts” as defined in Item 407 of Regulation S-K.  Effective as of the Annual Meeting date, an independent director will be appointed to replace Mr. Eliff as a member of the Audit Committee.  The written charter for the Audit Committee is available on the Company’s website at www.usecology.com.

Corporate Governance Committee – The current members of the Corporate Governance Committee are Messrs. Colvin, Heil and Merrifield.  Mr. Merrifield is chairman.  The Corporate Governance Committee, which met two times in 2009, fulfills the requirements of a nominating committee required by the applicable Nasdaq listing standards.  The Corporate Governance Committee is responsible for identifying and recommending qualified and experienced individuals to fill vacancies and potential new director seats if the Board is expanded.  The Corporate Governance Committee charter is available on the Company’s website at www.usecology.com.  On March 2, 2010 the Corporate Governance Committee recommended and the Board of Directors discussed and unanimously approved the seven director nominees standing for election at the Annual Meeting, five of whom the Board of Directors has determined are independent as defined by the applicable Nasdaq standards.

The Corporate Governance Committee does not have a stated policy with regard to the consideration of diversity in identifying director nominees, but rather evaluates candidates based upon various factors, including, but not limited to:

•	Integrity;

•	Level of education and/or business experience;

•	Broad-based business acumen;

•	Understanding of the Company’s business and industry; and

•	Expertise.

The Company believes that consideration of these and other factors leads to a Board consisting of individuals with viewpoints, professional experience, education, skill and other qualities that contribute to Board heterogeneity.  To help maintain the desired level of heterogeneity a “Skills Matrix and Improvement Questionnaire” was distributed to the members of the Board to self-assess skills and experience.  These questionnaires were collected by the Chairman of the Corporate Governance Committee who provided a written report to the Corporate Governance Committee and the full Board summarizing the findings of the self-assessment questionnaires.  This report was discussed with members of the Corporate Governance Committee who evaluate Board membership, determine whether greater diversity is required in terms of skills and experience and seek qualified candidates to fill vacant positions.

Compensation Committee – The current members of the Compensation Committee are Messrs. Barnhart, Eliff and Poling.  Mr. Barnhart is chairman.  The Compensation Committee, which met five times in 2009, makes recommendations concerning employee salaries and incentive compensation, administers and approves grants under the Second Amended and Restated 1992 Stock Option Plan, the 2005 Non-Employee Director Compensation Plan, the 2006 Restrictive Stock Plan and the 2008 Stock Option Incentive Plan, addresses executive compensation and contract matters and performs other Board delegated functions.  The Board of Directors has not adopted a written charter for the Compensation Committee.

Board Leadership Structure.  The Board separated the positions of Chairman of the Board and Chief Executive Officer with the retirement of Mr. Romano from the position of Chief Executive Officer on December 31, 2009.  Separating these positions allows Mr. Baumgardner, the present Chief Executive Officer, to focus on operating and growing the business, while allowing Mr. Romano to lead the Board and provide advice to management based on his industry experience.  The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment.  While the Company’s bylaws or Corporate Governance Guidelines do not require that the Chairman of the Board and Chief Executive Officer positions be filled by separate individuals, the Board believes that having separate individuals serve as Chief Executive Officer and Chairman of the Board is the appropriate leadership structure for the Company at this time and demonstrates our continuing commitment to strong corporate governance.

Lead Director.  In February 2008, Mr. Romano, then President and Chief Executive Officer, was appointed Chairman of the Board.  The Corporate Governance Committee Charter specifies that when the Chairman of the Board also serves as an employee of the Company, the chairman of that Committee shall serve as “Lead Director” and, among other things, serve as a liaison between the non-independent chairman and the independent directors; review and approve the schedule, agenda and materials for all meetings of the Board; chair executive sessions of the independent Board members at scheduled Board meetings without the non-independent chairman present; provide consultation and direct communication to major stockholders, if requested; and call special meetings of the independent Board members if needed.  Mr. Merrifield, as Chairman of the Corporate Governance Committee, served as Lead Director from February 2008 through December 2009.  Mr. Romano retired from the Company at the end of his employment contract on December 31, 2009 and continues to serve as Chairman of the Board of Directors.  As a result of Mr. Romano’s non-employee status, a Lead Director is no longer required by the Corporate Governance Committee Charter.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In accordance with SEC rules and regulations, the Company must receive stockholder proposals submitted for inclusion in the Company’s proxy materials and for consideration at the 2011 Annual Meeting of Stockholders no later than December 15, 2010.  Any such proposals are requested to be submitted to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 and should comply with the SEC rules governing stockholder proposals submitted for inclusion in proxy materials.

Stockholders may also submit recommendations for nominees for director to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Recommendations are requested no later than December 15, 2010 for consideration by the Corporate Governance Committee for the 2011 Annual Meeting of Stockholders.  In considering any nominee proposed by a stockholder, the Corporate Governance Committee will apply the same criteria it uses in evaluating all director candidates.  Nominees should reflect the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company.

Other stockholder communications to the Board of Directors may be sent at any time to Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.  Management intends to summarize and present such communications to the Board of Directors.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

At the Meeting, the seven director nominees receiving the greatest number of votes cast will be elected, provided that each nominee receives a majority of the votes cast.  Directors so elected will hold office until the next Annual Meeting of Stockholders or until their death, resignation or removal, in which case the Board of Directors may or may not appoint a successor.  It is the intent of the persons named in the proxy, James R. Baumgardner and Jeffrey R. Feeler, to vote proxies that are not marked to the contrary for the director nominees named below.  If any nominee is unable to serve, the named proxies may, in their discretion, vote for any or all other persons who may be nominated.

The Corporate Governance Committee recommended seven directors to stand for election to the Board of Directors.  All nominees have agreed to serve if elected. During 2009, the Company did not receive any nominee recommendations from stockholders, including those owning more than 5% of the Company’s common stock.

Nominees for Directors

Name	Age	Position With Company	Residence	Director Since
Victor J. Barnhart	67	Independent Director	Lakeland, FL	2008
James R. Baumgardner	47	President & Chief Executive Officer	Boise, ID	-
Joe F. Colvin	67	Independent Director	Santa Fe, NM	2008
Daniel Fox	59	Independent Director	Boise, ID	-
Jeffrey S. Merrifield	46	Independent Director	Davidson, NC	2007
John W. Poling	64	Independent Director	West Chester, PA	2006
Stephen A. Romano	55	Chairman of the Board	McCall, ID	2002

Victor J. Barnhart joined the Board of Directors in 2008.  From 2003 to 2008, Mr. Barnhart served on the board of directors of privately held Power Equipment Maintenance Corp. and served previous to that time on the board of directors of The Brand Companies, NSC Corporation and OHM Corporation, each publicly traded.  Mr. Barnhart has over twenty (20) years of senior executive experience in nuclear fuel cycle facility operations, environmental remediation, hazardous and radioactive waste management, and industrial and chemical plant services.  Since 1998, he has consulted with nuclear service and chemical companies on operations, strategic planning and acquisitions.  Prior to 1998, he served as Chief Executive Officer of a number of Waste Management Inc. companies including NSC Corporation, Rust Remedial Services, Chem-Nuclear Systems and The Brand Companies, and held management positions with Westinghouse Electric and Nuclear Fuel Services-Getty Oil.

The Board of Directors concluded that Mr. Barnhart is qualified to serve as a director because of his extensive knowledge of the hazardous and radioactive waste management industry, over twenty (20) years of broad senior management experience in related industries and experience as a director for  several public companies.

James R. Baumgardner was appointed the Company’s President and Chief Executive Officer on January 1, 2010.  From January 5, 2009 to December 31, 2009, he served as President and Chief Operating Officer.  He served as the Company’s Senior Vice President and Chief Financial Officer from 1999 to March 2006.  From April 2006 through mid-2008, Mr. Baumgardner was Senior Vice President and Chief Financial Officer with SECOR International Inc., a Redmond, Washington based provider of environmental consulting services.  Prior to 1999, he held positions in corporate banking and treasury.  Mr. Baumgardner holds an MBA and BS from Oregon State University.

The Board of Directors concluded that Mr. Baumgardner is qualified to serve as a director because of his intimate knowledge of the Company’s sales and operations and extensive knowledge of capital markets, accounting and finance through his prior experiences with US Ecology, Inc., SECOR International Inc., corporate banking and other executive positions.

Joe F. Colvin joined the Board of Directors in 2008.  He is a former senior executive with more than forty (40) years of experience in the nuclear energy field.  Mr. Colvin serves on the board of directors of Cameco Corporation (1999), a public company and the world’s largest uranium producer, and is a director for the American Nuclear Society (2007) and the Foundation for Nuclear Studies (2003).  He is President Emeritus of the Nuclear Energy Institute, Inc. (NEI), serving since 2005 and previously served in various executive positions with the NEI, including President and Chief Executive Officer (1996 to 2005) and Executive Vice President and COO (1994 to 1996).  Mr. Colvin previously held senior management positions with the Nuclear Management and Resources Committee and the Institute for Nuclear Power Operations.  Mr. Colvin served twenty (20) years as a line officer with the U.S. Navy nuclear submarine program.

The Board of Directors concluded that Mr. Colvin is qualified to serve as a director because of his extensive senior management experience, deep knowledge of the nuclear energy field and participation on the boards of large public and private organizations.

Daniel Fox is a Certified Public Accountant and a full-time special lecturer in the College of Business and Economics at Boise State University where he teaches graduate and upper division undergraduate accounting and finance courses.  Mr. Fox held numerous positions over a twenty-eight (28) year career at PricewaterhouseCoopers LLP, retiring in 2007 as a senior partner and the firm’s Global Capital Markets Hub Leader in Switzerland.  During his public accounting career, Mr. Fox provided a wide range of services to a diverse mix of clients ranging in size from small privately held start-up companies to mature global public companies.  He has been a frequent speaker on broad-ranging topics such as impacts of new or proposed auditing, accounting, reporting, regulatory and international financial reporting matters.

The Board of Directors concluded that Mr. Fox is qualified to serve as a director because of his wide-ranging experience working with audit committees, full boards and senior management as well as his knowledge of GAAP and SEC accounting and reporting gained through his over twenty-eight (28) year career at PricewaterhouseCoopers LLP and activities as a lecturer and speaker on auditing, accounting, finance, reporting and regulatory matters.

Jeffrey S. Merrifield joined the Board of Directors in 2007.  Mr. Merrifield's background includes more than twenty (20) years of diverse experience.  Since 2009, Mr. Merrifield has also served on the board of directors for the Charlotte, North Carolina Chamber of Commerce and for the Junior Achievement of Charlotte, North Carolina.  Since 2007, he has served as Senior Vice President of the Shaw Group's Power Group.  From 1998 to 2007, he served as a two-term Presidential appointee to the U.S. Nuclear Regulatory Commission, a senior Congressional staff member, and a practicing attorney in Washington, D.C.  He is a member of the American Nuclear Society and is admitted to the Bar in Washington, D.C. and New Hampshire.

The Board of Directors concluded that Mr. Merrifield is qualified to serve as a director because of his professional legal background as an appointee to the US Nuclear Regulatory Commission, a senior Congressional staff member and a practicing attorney, understanding of nuclear regulatory matters and senior executive experience.

John W. Poling joined the Board of Directors in 2006.  Mr. Poling also serves on the board of Kreisler Manufacturing Corp. and previously served on the board of SystemOne Technologies, Inc. from 2003-2007, The TUBE Media Corp. from 2004-2006 and of Breckford International Corp. from 2007-2008.  During 2009, Mr. Poling joined the Colmen Group, Inc. as Senior Vice President.  The Colmen Group, Inc. provides investment banking, consulting and financial advisory services to both public and private companies. From 2006-2009, Mr. Poling provided independent financial consulting and advisory services to both public and private companies.  From November 2004 to July 2006, Mr. Poling was Executive Vice President and Chief Financial Officer and from July 2006 to March 2007, Mr. Poling was Executive Vice President for Corporate Development for The TUBE Media Corp.  From 2002 to 2004, he was a partner at the financial consulting and information technology firm, Tatum Partners, LLP.  He has also held Chief Financial Officer and other executive positions with Eastern Environmental Services, Inc., U.S. Plastic Lumber Corporation, Roy F. Weston and Envirosource Technologies, the previous owner of the Company’s Grand View, Idaho facility.

The Board of Directors concluded that Mr. Poling is qualified to serve as a director because of his senior executive background at six different firms, extensive finance experience and service as a director at other public companies.

Stephen A. Romano joined the Board of Directors in 2002.  He was appointed President and Chief Operating Officer of the Company in October 2001, Chief Executive Officer in March 2002 and Chairman of the Board of Directors in February 2008.  Mr. Romano currently serves as Chairman of the Board of Directors.  He was an employee of the Company for more than twenty (20) years prior to his retirement in December 2009.  Mr. Romano previously worked for the U.S. Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources and EG&G Idaho, Inc. and as an independent consultant.

The Board of Directors concluded that Mr. Romano is qualified to serve as a director because of his deep knowledge and understanding of the Company’s operations, regulatory background and government relations experience.  In addition, Mr. Romano has demonstrated his leadership abilities and his commitment to the Company while serving in various positions for over twenty (20) years; most recently as Chief Executive Officer of the Company.

The Board of Directors unanimously recommends a vote FOR each of the listed nominees.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent registered public accountant for the 2010 fiscal year.  A Deloitte & Touche representative plans to be present at the Annual Meeting to answer questions and will have an opportunity to make a statement if he or she desires to do so.

While stockholder ratification of Deloitte & Touche as the Company’s independent registered public accountant is not required by the Company’s articles, bylaws or otherwise, the Board is submitting its selection of Deloitte & Touche for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board, in conjunction with its Audit Committee, will reconsider whether to retain Deloitte & Touche.  If the selection is ratified, the Board and the Audit Committee, in their discretion, may direct the appointment of a different independent accounting firm at any time if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been ratified.

Audit, Audit-Related, Tax and Other Fees

The aggregate fees billed or expected to be billed for the audit of the Company’s financial statements for the fiscal years ended December 31, 2009 and 2008 by the Company’s principal accounting firm, Deloitte & Touche (2009) and Moss Adams (2008), were as follows:

	2009	2008
Audit Fees	$248,250	$250,000
Audit-Related Fees	-	-
Tax Fees	8,561	-
All Other Fees	-	-
Total Fees	$256,811	$250,000

Deloitte & Touche prepared an annual engagement letter that was submitted to the Audit Committee for approval for the 2009 audit.  The Audit Committee approved all of the non-audit services provided by Deloitte & Touche in fiscal year 2009 in advance of the services being performed.  The engagement letter created a contract between the Company and Deloitte & Touche that specified the responsibilities of each party.  It was signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company paid Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments.  The Audit Committee believes that Deloitte & Touche’s provision of non-audit services has been compatible with maintaining the firm’s independence.

Deloitte & Touche has prepared an annual engagement letter that has been submitted to the Audit Committee for approval to perform the 2010 audit.  That engagement letter creates a contract between the Company and Deloitte & Touche specifying the responsibilities of each party.  It has been signed on behalf of the Company by the Chairman of the Audit Committee and the Chief Financial Officer.  The Company will pay Deloitte & Touche a fixed amount for the annual audit and each quarterly review and for any other services agreed to in the engagement letter or subsequent amendments.  Any non-audit services will be approved in advance by the Audit Committee to ensure that the firm’s independence is maintained.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.  The Audit Committee has also discussed with Deloitte & Touche, the Company’s independent registered public accountant for fiscal year 2009, the matters required to be discussed by Statement on Auditing Standards 114.  These include, among other items, the audit of the Company’s financial statements.  The Audit Committee has reviewed with the independent registered public accountant its judgment as to the quality, not just the acceptability, of the Company’s accounting principles, as well as its opinion on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received written disclosures and the letter from Deloitte & Touche required by PCAOB Ethics and Independence Rule 3526 relating to the registered public accountant’s independence from the Company and its related entities and has discussed with Deloitte & Touche the registered public accountant’s independence from the Company.  The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant’s independence.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s earnings release and quarterly report on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2009 and the fiscal year earnings release and audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  This included discussion of the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Based on the review and discussion of the Company’s audited financial statements with management and the independent registered public accountant described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

In addition, the Audit Committee in consultation with executive management has selected Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.  The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

While the Audit Committee has provided oversight, advice and direction regarding the Company’s financial reporting process, management is responsible for establishing and maintaining the Company’s internal controls, the preparation, presentation and integrity of financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company.  It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States and to review the Company’s unaudited interim financial statements.  The Audit Committee’s responsibility is to monitor and review these processes.  It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

This report is respectfully submitted by the Audit Committee of the Board of Directors:

AUDIT COMMITTEE
Victor J. Barnhart
Roy C. Eliff
John W. Poling, Committee Chairman

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s compensation program for the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers for fiscal year 2009.  These individuals are referred to collectively in this Proxy Statement as the Company’s “Named Executive Officers.”  The Company’s executive compensation program is performance-based and otherwise designed to ensure that the interests of executive officers are closely aligned with those of stockholders.  The Board believes this program is effective in allowing the Company to attract and motivate highly-qualified senior talent capable of delivering outstanding business performance.  The following discussion presents the Company’s executive compensation program and policies.  The Compensation Committee has provided oversight on the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that it be included in this Proxy Statement.

Oversight of the Executive Compensation Program

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program.  Committee membership is determined by the Board of Directors.  The Compensation Committee has direct responsibility to review and recommend corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance in light of such goals and objectives, and make recommendations regarding his compensation level based on this evaluation.  The Compensation Committee also reviews the evaluation process and compensation structure for the Company’s other officers, including the other Named Executive Officers, and makes recommendations regarding their compensation.  The Compensation Committee submits its recommendations to the non-employee directors of the Board for approval.

Objective of the Executive Compensation Program

The Company’s long-term corporate objective is to create superior value for its stockholders. The objective of the executive compensation program is to attract, motivate, reward and retain highly qualified executive officers who are able to achieve this objective.  The executive compensation program is designed to provide a foundation of fixed compensation and a significant portion of performance-based compensation to align the interests of executives with those of the Company’s stockholders.

Principles

The Company believes that in order to meet the principal goal of increasing stockholder value, compensation must be both reasonable and competitive with what the executives would otherwise obtain if employed elsewhere in a similar position with similar responsibilities.  The Compensation Committee believes performance-based executive compensation should reflect value created for stockholders consistent with the Company’s strategic goals.  The following principles are among those applied by the Compensation Committee:

•	Executive compensation programs should support long-term and short-term strategic goals and objectives;

•	Executive compensation programs should reflect the Company’s overall value and business growth and reward individuals for outstanding contributions; and

•	Short and long-term executive compensation are critical factors in attracting and retaining well-qualified executives.

The Compensation Committee seeks to apply best practices in developing and administering compensation and benefit programs and has taken steps to enhance its ability to effectively carry out its responsibilities and to ensure that the Company maintains strong links between pay and performance. Examples of actions the Compensation Committee has taken to accomplish this include:

•	Periodically rotating Compensation Committee members and the Committee Chairman;

•	Reviewing publicly available data on compensation for executive officers in peer group companies;

•	Exchanging compensation data with privately held peer industry group companies;

•	Linking annual Chief Executive Officer pay and stockholder value creation;

•	Establishing minimum stock ownership requirements for the Chief Executive Officer and other senior executives;

•	Entering into employment agreements to better align the interests of executives and other key employees with stockholders; and

•	Establishing incentive programs for the Chief Executive Officer and other senior executives.

Role of Executive Officers and Consultants

While the Compensation Committee determines the Company’s overall compensation philosophy and independently recommends compensation of the Chief Executive Officer to the full Board, it consults with  the Chief Executive Officer and invites his recommendations with respect to both overall guidelines and specific compensation decisions for the other executive officers.  As part of this process, the Chief Executive Officer gathers compensation data for both public and private comparator companies.  The Compensation Committee then evaluates this and other information and discusses it with the Chief Executive Officer before presenting recommendations to the Board of Directors.  While the Compensation Committee has the authority to retain compensation consultants to assist it in evaluating compensation matters, consultants were not utilized in fiscal year 2009.

Relevance to Performance

The executive compensation program emphasizes performance measured by goals that align the interest of executives with those of the Company and its stockholders.  For the Named Executive Officers to earn incentive payments, the Company must meet or exceed specified financial performance targets based on achievement of specified operating income targets, a measure determined by the Board of Directors to reflect meaningful creation of stockholder value.  The incentive programs for fiscal years 2009 and 2010 are addressed in detail under the heading “Elements of Compensation-Annual Short-Term Incentives” of this Proxy Statement.  The Compensation Committee may also recommend that the Board grant equity-based compensation based on the Company’s performance and the performance of executives and other employees considered for such grants.  The Compensation Committee evaluates such grants based on performance considerations and financial impact to the Company, including the effect of dilution on earnings per share.

Competitive Considerations

The Company reviews relevant market and industry compensation practices, from time-to-time, in order to determine appropriate overall compensation for the executive officers.  It does so to balance the need to compete for talent with the need to maintain a reasonable and responsible cost structure and to better align the executive officers' interests with stockholders’ interests.  Peer compensation data and performance metrics are combined with historical compensation information for each executive officer and provided annually to the Compensation Committee by the Chief Executive Officer along with a recommendation for each executive officer’s salary for the succeeding fiscal year.

In determining total compensation for the Named Executive Officers for fiscal year 2009, the Compensation Committee reviewed base salary, short-term incentive compensation and equity-based compensation for executive officers with similar responsibilities in the industry-specific group consisting of Clean Harbors, Inc., Perma-Fix Environmental Services, Inc., Environmental Quality and Waste Control Specialists, LLC (“Industry Peer Group”).  While market capitalization and other financial metrics vary amongst these companies, the Compensation Committee believes the Industry Peer Group is comprised of companies that are most likely to be the Company’s competitors for executive talent.  Furthermore, the number of participants in the market in which the Company operates is very limited.

In addition to the Industry Peer Group data, the Compensation Committee utilized data drawn from a peer group consisting of twenty-three (23) publicly traded companies, across many industries, meeting the following criteria when the analysis was undertaken; Market Capitalization between $400 million and $600 million, Return on Assets in excess of 10% and Total Assets from $75 million to $200 million (“Performance Peer Group”). The Performance Peer Group consists of: Abaxis, Inc., American Oriental Bioengineering, Inc., Arden Group, Inc., ASV, Inc., AZZ, Inc., Balchem Corp., Blue Nile Corp., Boston Beer Co., CBEYOND, Inc., Comscore, DXP Enterprises, Exponent, Inc., Genoptix, Inc., K Tron International, LHC Group, Nutri System, Prepaid Legal Services, Questcor Pharmaceuticals, Quidel Corp., Shengdatech, Sun Hydraulics, Vaalco Energy and Vasco Data Security International.

The Company does not attempt to maintain a certain target percentile within the peer groups.  Instead, total compensation for the Named Executive Officers is reviewed for benchmarking purposes to determine whether the Company is generally competitive in the market in which it operates, taking into consideration, among other things, the size of the Company, geographical location, experience of the Named Executive Officers and performance.

Elements of Compensation

Executive compensation is based on three components: base salary, annual short-term incentive opportunities and discretionary equity-based awards.  The Compensation Committee regularly reviews each element of the compensation program to ensure consistency with the Company’s objectives.  The Compensation Committee believes that each compensation element complements the others and that together they serve to achieve the Company’s compensation objectives.  The Company does not require that a particular component comprise a set portion of the total compensation mix.  The Company believes that a significant portion of the compensation should be performance-based, as compared to fixed, and that the performance-based (incentive) compensation should align an executive’s interests with those of stockholders.  While the Compensation Committee reviews total direct compensation (the sum of base salary, short-term incentive and equity awards) for the Named Executive Officers, it does not have a fixed objective with respect to such total direct compensation.

Base Salary - The Company provides competitive base salaries to attract and retain executive talent.  The Compensation Committee believes that a competitive base salary provides a degree of financial stability for the Named Executive Officers.  Salaries also form the basis for evaluating other compensation.  For example, annual short-term incentive opportunities are calculated as a percentage of base salary.  In determining appropriate base salaries for executive officers, the Compensation Committee considers, among other factors, (i) performance of the Company and contributing roles of individual executive officers, (ii) each executive’s experience and responsibilities, (iii) the performance of each executive, (iv) other forms of compensation, (v) internal pay alignment and equity, and (vi) executive compensation at peer group companies, taking into account the relative size of the companies.  The Compensation Committee does not assign a particular weight to these factors.

Base salaries for the Named Executive Officers effective on January 1, 2009 are set forth in the table below.

Name and Principal Position	Base Salary Effective on January 1, 2009 ($)
Stephen A. Romano CEO & Chairman of the Board	300,000
James R. Baumgardner President & Chief Operating Officer	250,000
Jeffrey R. Feeler Vice President & Chief Financial Officer	172,000
Steven D. Welling Vice President of Sales & Marketing	130,000
Simon G. Bell Vice President of Operations	172,000

Mr. Romano’s base salary for 2009 was increased from $275,000 to $300,000 after Mr. Romano declined a 2008 fiscal year increase to limit total salary costs while providing for other management salary increases.  In January 2009, the Company retained Mr. Baumgardner as its President and Chief Operating Officer.  Mr. Baumgardner’s initial base salary was set at $250,000.  In an effort to align base salaries with those of executives in comparable positions within the market in which the Company operates, Mr. Feeler’s base salary was increased from $160,000 to $172,000 and Mr. Bell’s base salary was increased from $162,000 to $172,000.  Mr. Welling’s base salary was not increased based on a conclusion that his total compensation, including sales commissions and management incentive bonus, was competitive and appropriate for an executive of his level of experience and responsibility.

Effective January 1, 2010, Mr. Baumgardner’s base salary was increased from $250,000 to $300,000 as a result of the expanded responsibilities of serving as the Company’s Chief Executive Officer.  Mr. Welling’s base salary was increased from $130,000 to $230,000 as a result of his promotion to Senior Vice President, termination of his sales incentive compensation plan, changes to his annual short-term incentive opportunity, new equity-based awards and execution of an employment agreement as discussed further below.  The base salaries of Messrs. Feeler and Bell remain unchanged for 2010.  The Company and Mr. Romano entered into a three-year post-employment consulting services agreement effective January 1, 2010 wherein Mr. Romano will be paid a monthly retainer of $3,000 plus reimbursement of out-of-pocket expenses.

Annual Short-Term Incentives - Consistent with its commitment to performance-based compensation, the Company has established plans under which Named Executive Officers and other employees are eligible to earn annual incentive cash payments (“Cash Incentive”) based on Company performance compared to established operating income targets.  This Cash Incentive is calculated as a percentage of annual base salary.  These percentages are developed by the Compensation Committee according to each person’s duties, level and range of responsibility and other compensation and are submitted to the Board of Directors for approval.  Upon the availability of audited financial statements, Cash Incentives are determined and paid for the prior fiscal year.

Effective January 1, 2009, the Compensation Committee recommended and the Board of Directors approved the 2009 Executive Management Incentive Bonus Plan (“2009 MIP”) for all Named Executive Officers and certain other key employees.  For 2009, the target operating income was $37,349,994 and each named executive officer’s target Cash Incentive, as a percentage of base salary, was: Mr. Romano 75%, Mr. Baumgardner 40%, Mr. Feeler 35%, Mr. Bell 35% and Mr. Welling 25%.  Had the Company reached its target operating income, each Named Executive Officer would have been entitled to receive 50% of his Cash Incentive target, with an additional 50% contingent on evaluation of such officer’s individual contribution to achieving Company priorities, as well as a subjective evaluation of the quality of the individual’s performance in carrying out assigned responsibilities.

Company priorities in 2009 were derived from specific needs of the Company’s four operating facilities and included, but were not limited to, environmental compliance, landfill expansion approval and construction, increased waste processing capacity, resolution of permit or regulatory violations and maintenance of OSHA safety designations.

The evaluative factors for each of the Named Executive Officers under the 2009 MIP included the following:

Stephen A. Romano, Chief Executive Officer - Achieving annual priorities, updating and implementing Company initiatives and out-year strategic plans and implementing processes to ensure tracking and achievement of Board-adopted objectives.

James R. Baumgardner, President and Chief Operating Officer - Management of site efforts to achieve annual priorities, management of Company resources and completion of approved capital projects within budget and on schedule, effective management of health and safety programs, transportation arrangements, development of out-year plans for operating facility permit expansions and investments in operating facility plant and equipment, driving overall sales and marketing effort to meet established territory targets, protecting existing business, investor relations, business development and market development planning for out-year growth.

Jeffrey R. Feeler, Vice President and Chief Financial Officer - Compliance with federal securities regulations including financial reporting requirements and compliance with internal control requirements, investor relations, business development and financing initiatives, development of out-year capital structure and finance plans and teamwork.

           Simon G. Bell, Vice President of Operations - Management of site efforts to achieve annual priorities, management of Company resources and completion of approved capital projects within budget and on schedule, effective management of health and safety programs, transportation arrangements and teamwork and development of out-year plans for operating facility permit expansions and investments in operating facility plant and equipment.

Steven D. Welling, Vice President of Sales and Marketing - Overall sales and marketing efforts to meet established territory targets, protecting existing business, teamwork, business development assessment and market development planning for out-year growth.

Had the Company exceeded the target operating income in 2009 and assuming satisfactory individual performance, Mr. Romano would have been eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the target operating income.  Similarly, Messrs. Baumgardner, Feeler, Bell and Welling would have been eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the target operating income.

Since 2009 target operating income was not reached, Cash Incentives available under the 2009 MIP were not paid.

For Mr. Welling, Vice President of Sales & Marketing, non-equity incentive plan compensation for 2009 included payments under the Company’s 2004 Sales Incentive Plan (“2004 Sales Plan”).  This plan was designed to, among other things, leverage Mr. Welling’s sales and leadership skills to improve the performance of individual sales team members and drive overall sales team performance and efficiency.  Mr. Welling was paid quarterly based on .33% of treatment and disposal revenue (transportation revenue is not included) generated at the Company’s four operating facilities, with the exception of rate-regulated low-level radioactive waste disposed at the Company’s Richland, Washington facility.  The percentage was determined by considering the fixed component of Mr. Welling’s compensation and the total compensation a person with similar expertise and experience could expect to be paid in the industry.  The Company believes this percentage provided the appropriate incentive to Mr. Welling to achieve greater sales efficiency and growth while providing a fixed level of compensation commensurate with his talents and expertise.

On December 11, 2009 the Board approved the 2010 Executive Management Incentive Plan (“2010 MIP”) wherein the Named Executive Officers will be eligible to receive a bonus payment for fiscal year 2010 if the base financial performance target (the “Base Budget Target”) is achieved.  If the Base Budget Target is achieved, each Named Executive Officer will receive 50% of his Cash Incentive target, with an additional 50% contingent on evaluation of such officer’s contribution to achieving Company priorities, as well as a subjective evaluation of the quality of the individual’s performance in carrying out assigned responsibilities.  The bonus opportunity for achieving the 2010 Base Budget Target is up to 75% of base salary for Mr. Baumgardner, up to 50% of base salary for Mr. Welling and up to 40% of base salary for Messrs. Bell and Feeler.  In the event the Company exceeds the Base Budget Target and Mr. Baumgardner’s performance is satisfactory, he will be eligible for an additional bonus payment calculated by multiplying his base salary by 2.5% for every 1% increase over the Base Budget Target.  Similarly, Messrs. Welling, Bell and Feeler will be eligible for an additional bonus payment calculated by multiplying their respective salaries by 1% for every 1% increase over the Base Budget Target.  To incentivize the highest achievable operating income growth, a maximum payout does not apply. Mr. Romano retired from his position as Chief Executive Officer, effective December 31, 2009, and is, therefore, not a participant in the 2010 MIP.  The 2004 Sales Plan under which Mr. Welling previously received payments based on a percentage of treatment and disposal revenue was terminated and replaced with a new employment contract effective January 1, 2010.

Discretionary Equity-Based Awards – The Company may grant options to purchase common stock or shares of restricted stock to key employees, including the Named Executive Officers, as part of their total compensation package.  These awards are consistent with Company compensation principles because they focus the attention of executives on long-term strategic goals through multi-year vesting formulas.  This directly aligns the interest of executives with stockholders because the ultimate value of the stock options and restricted stock depends on the Company’s future success to which each Named Executive Officer must contribute over a period of years in order to ultimately vest in or be entitled to exercise such grants.  Equity awards granted Named Executive Officers in 2009 are set forth in the “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End” table of this Proxy Statement.  The specific number of options awarded the Named Executive Officers in 2009 was based on the recipient’s level and range of responsibility within the Company, the results of the compensation study described under “Competitive Considerations” above and the historical number of options granted by the Company.

Other Compensation – Employee benefits are intended to meet current and future health and financial security needs for the executives and their families.  Medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan that includes a partial Company match are identical for all full-time regular employees including officers.  The Company may, from time-to-time, grant discretionary bonuses to Named Executive Officers in order to achieve defined objectives.  No such discretionary bonuses were paid in 2009.

Equity and Security Ownership Guidelines

Stock ownership requirements were put in place in 2006 to further align the interests of the Chief Executive Officer with those of stockholders and to encourage a meaningful long-term contribution to the Company’s future financial success.  The First Amendment to Stock Option Agreement between the Company and Mr. Romano required that, effective December 7, 2006, Mr. Romano retain shares of common stock equal in value to at least four times his annual salary.  Non-compliance would result in forfeiture of any unvested stock options and ineligibility to participate in Company incentive programs.  Mr. Romano’s ownership requirement was effective until the earlier of a change of control, the termination of his employment without cause, his resignation for good reason, or a change in his title or duties from that of Chief Executive Officer.  During the term of the First Amendment to Stock Option Agreement, Mr. Romano owned stock in excess of his ownership requirement.  Effective with his retirement from the Company as Chief Executive Officer on December 31, 2009, and in connection with his consulting agreement, Mr. Romano is required to own at least 50,000 shares of the Company’s common stock so long as he serves as Chairman of the Board.

Effective January 1, 2010, the Company entered into employment agreements with each of the other Named Executive Officers.  Included in each agreement are equity ownership requirements to further align the interests of these officers with those of stockholders and to encourage a meaningful long-term contribution to the Company’s future financial success.

The Company and Mr. Baumgardner entered into a three-year employment agreement expiring on December 31, 2012 with automatic one-year renewal periods unless written notice is provided by either party within sixty (60) days of expiration.  Among other things, the agreement establishes his minimum annual base salary of $300,000 and participation in the Company’s employee benefit plans, including any management incentive plans.  The agreement with Mr. Baumgardner requires him to purchase not less than $250,000 of the Company’s common stock by December 31, 2010 and from that date maintain a total equity ownership position in the Company in an amount not less than $600,000, calculated based on the greater of cost basis or market value throughout the remainder of his contract term.  The agreement provides for annual equity awards of restricted stock with a value of $100,000 vesting over twelve (12) months and options to purchase the Company’s common stock with a value of $100,000 vesting over thirty-six (36) months.  Under the terms of the agreement the equity awards are to be automatically granted the third full trading day after the announcement of the Company’s full year fiscal year earnings for the preceding year and shall be priced based on the closing market price on the day of grant.  The agreement also provided for a fully vested stock grant with a value equal to $250,000 on January 4, 2010.

The Company and Mr. Welling entered into a one-year employment agreement expiring on December 31, 2010 with automatic one-year renewal periods unless written notice is provided by either party within sixty (60) days of expiration.  Among other things, the agreement establishes Mr. Welling’s minimum annual base salary of $230,000 and participation in the Company’s employee benefit plans, including any management incentive plans.  The agreement with Mr. Welling requires him to acquire and hold the Company’s common stock with a value calculated based on the greater of cost basis or market value of not less than $57,500 by December 31, 2010; $115,000 by December 31, 2011; and $172,500 by December 2012 and maintain such investment level in the Company throughout the remainder of his contract term.  The agreement provides for annual equity awards of restricted stock with a value of $50,000 vesting over twelve (12) months and options to purchase the Company’s common stock with a value of $50,000 vesting over thirty-six (36) months.  Under the terms of the agreement the equity awards are to be automatically granted the third full trading day after the announcement of the Company’s full year fiscal year earnings for the preceding year and shall be priced based on the closing market price on the day of grant.

The Company and Messrs. Feeler and Bell entered into one-year employment agreements expiring on December 31, 2010 with automatic one-year renewal periods unless written notice is provide by either party within sixty (60) days of expiration.  Among other things, the agreements establish Messrs. Feeler and Bell’s minimum annual base salaries of $172,000 and participation in the Company’s employee benefit plans, including any management incentive plans.  The agreements with Messrs. Feeler and Bell require each to acquire and hold the Company’s common stock with a value calculated based on the greater of cost basis or market value of not less than $43,000 by December 31, 2010; $86,000 by December 31, 2011; and $129,000 by December 2012 and maintain such investment level in the Company throughout the remainder of their respective contract terms.  The agreements also provide for annual equity awards of restricted stock with a value of $45,000 vesting over twelve (12) months and options to purchase the Company’s common stock with a value of $45,000 vesting over thirty-six (36) months.  Under the terms of the agreements the equity awards are to be automatically granted the third full trading day after the announcement of the Company’s full year fiscal year earnings for the preceding year and shall be priced based on the closing market price on the day of grant.

With respect to the agreements referenced above, common stock ownership includes shares over which a Named Executive Officer has direct or indirect ownership or control, including restricted stock, but does not include unexercised stock options. If during the term of employment the Named Executive Officer fails to maintain his equity ownership requirement, the vesting of all previously granted, but unvested equity grants, will terminate and the officer will not qualify for future equity grants.

Severance Arrangements

During 2009 the Company maintained employment agreements with Messrs. Romano and Baumgardner.  Change of control agreements were in effect for the remaining Named Executive Officers and certain other key employees to better align the interests of these individuals with those of its stockholders in the event of a change of control.  Under these agreements each covered employee was entitled to certain payments and benefits if a change of control occurred, including, but not limited to, extended health insurance coverage and accelerated vesting of outstanding restricted stock and stock options, thus providing an incentive to the employee to maximize stockholder value in connection with any such change of control.  The Compensation Committee believes that these protections are an effective tool for attracting and retaining key employees and were reasonably similar to those of other companies.

On January 1, 2010, the Company entered into employment agreements with Messrs. Baumgardner, Welling, Feeler and Bell in order to establish mutual expectations regarding their employment relationship and the potential benefits they may receive.  The agreements superseded any former agreement relating generally to the employment of the respective Named Executive Officer, including the change of control agreements referenced herein. For more information on potential severance and the change of control benefits, refer to the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2009.

This report is respectfully submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE
Victor J. Barnhart, Committee Chairman
Roy C. Eliff
John W. Poling

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation of the Named Executive Officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards1 ($)	Option Awards2 ($)	Non-Equity Incentive Plan Compensation3 ($)	All Other Compensation4 ($)	Total ($)
Stephen A. Romano CEO & Chairman of the Board	2009 2008 2007	306,058 275,000 275,000	- - 46,960	201,280 - -	- 218,625 275,000	8,551 7,585 8,625	515,889 501,210 605,585
James R. Baumgardner President & Chief Operating Officer	2009 - -	249,038 - -	- - -	- - -	- - -	8,443 - -	257,481 - -
Jeffrey R. Feeler Vice President & Chief Financial Officer	2009 2008 2007	172,800 159,231 133,462	- - 35,220	118,400 - 40,740	- 58,880 63,000	8,226 8,281 6,076	299,426 226,392 278,498
Steven D. Welling Vice President of Sales & Marketing	2009 2008 2007	130,500 130,000 129,952	- - 23,480	118,400 - 23,280	242,267 331,908 320,675	8,413 8,333 8,188	499,580 470,241 505,575
Simon G. Bell Vice President of Operations	2009 2008 2007	172,777 161,777 146,808	- - 35,220	118,400 - 40,740	- 44,712 70,290	7,761 10,116 8,015	298,938 216,605 301,073

1
The amounts listed for 2009 represent the aggregate grant date fair value of stock awards during the year determined in accordance with FASB ASC Topic 718.  The values are determined by multiplying the closing stock price on the date of grant by the number of stock awards.  Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules.  Additional information regarding the awards are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (2008 and 2007).

2
The amounts listed for 2009 represent the aggregate grant date fair value of awards during the year determined in accordance with FASB ASC Topic 718.  Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with SEC rules.  The assumptions made in determining the grant date fair values of the options are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (2008 and 2007).

3	Represents the amount earned for performance under the short-term management incentive plans and, in the case of Mr. Welling, his sales incentive plan.

4
Includes contributions the Company made on behalf of each Named Executive Officer under the Company sponsored 401(k) plan, dividends paid on unvested restricted stock and the dollar value of insurance premiums paid by the Company with respect to life insurance.  The dollar value of life insurance premiums paid in 2009 on behalf of each of the Named Executive Officers was $346 for Mr. Romano, $358 for Mr. Baumgardner, $344 for Mr. Feeler, $268 for Mr. Welling and $344 for Mr. Bell.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information for each Named Executive Officer regarding potential payouts of the annual cash incentive opportunities granted under their respective incentive plans during the year ended December 31, 2009. Because the Company did not achieve the 2009 MIP target, no payouts were made under that plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target1 ($)	Maximum2 ($)
Stephen A. Romano		-	225,000	-
James R. Baumgardner		-	100,000	-
Jeffrey R. Feeler		-	60,200	-
Steven D. Welling		-	32,500	-
		-	297,068	-
Simon G. Bell		-	60,200	-

1
Represents the amount to which the Named Executive Officers were entitled based on (i) the Company achieving targeted operating income levels; and (ii) favorable evaluations of the Named Executive Officers.  Because Mr. Welling’s “Target” non-equity incentive compensation under the 2004 Sales Plan is not determinable at the time of grant, the $297,068 listed in the table above represents the amount Mr. Welling would have received under the Company’s 2004 Sales Plan based on the Company’s performance in fiscal year 2008.  For additional details regarding the Company’s incentive plans, please refer to the “Elements of Compensation – Annual Short-Term Incentives” section of this Proxy Statement.

2	In order to reward the highest achievable operating income growth, the Company did not establish a maximum payout level under the 2009 MIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each Named Executive Officer with respect to (i) each option to purchase the Company’s common stock that had not been exercised and remained outstanding as of December 31, 2009; and (ii) each award of restricted stock that had not vested and remained outstanding as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen A. Romano	35,000	-	21.74	7/27/2016	-	-
	-	34,0001	20.63	1/2/2019	-	-
James R. Baumgardner	-	-	-	-	-	-
Jeffrey R. Feeler	10,000	-	21.74	7/27/2016	-	-
	4,620	2,3802	23.48	12/6/2017	-	-
	-	20,0001	20.63	1/2/2019	-	-
Steven D. Welling	13,000	-	21.74	7/27/2016	-	-
	2,640	1,3602	23.48	12/6/2017	-	-
	-	20,0001	20.63	1/2/2019	-	-
Simon G. Bell	10,425	-	21.74	7/27/2016	-	-
	4,620	2,3802	23.48	12/6/2017	-	-
	-	20,0001	20.63	1/2/2019	-	-

1
These stock options, awarded on January 2, 2009, vest ratably on January 2, 2010, January 2, 2011 and January 2, 2012.  With the exception of Mr. Romano, vesting is subject to the Named Executive Officer remaining employed through such vesting dates.  For Mr. Romano, vesting shall continue provided he remains a member of the Company’s Board of Directors through such vesting dates.

2
These stock options, awarded on December 6, 2007, vest ratably on December 6, 2008, December 6, 2009 and December 6, 2010, subject to the Named Executive Officer remaining employed through such vesting dates.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information for each Named Executive Officer with respect to the exercise of options to purchase shares of the Company’s common stock during the 2009 fiscal year and the vesting of restricted shares during the same period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting1 ($)
Stephen A. Romano	-	-	332	5,930
James R. Baumgardner	-	-	-	-
Jeffrey R. Feeler	-	-	166	2,965
Steven D. Welling	-	-	166	2,965
Simon G. Bell	-	-	166	2,965

1
Reflects the product of (i) the number of shares acquired upon vesting of restricted stock awards, multiplied by (ii) the average of the high and low price per share of the Company’s common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into agreements with the Named Executive Officers and maintains certain plans and arrangements that require the Company or its successors to pay or provide certain compensation and benefits to its Named Executive Officers in the event of certain terminations of employment or a change of control.  The compensation and benefits payable to Mr. Romano in the event of a termination of employment in 2009 were addressed in his Amended and Restated Executive Employment Agreement.  The compensation and benefits payable to Mr. Baumgardner in the event of a termination of employment in 2009 were addressed in his Executive Employment Agreement.  The compensation and benefits payable to Messrs. Bell, Feeler and Welling in the event of a termination of employment in 2009 were set forth in their respective change of control agreements.  Upon any termination of employment, the Company was obligated to pay the Named Executive Officers:

1.	Any unpaid base salary through the termination date and any accrued vacation;
2.	Any unpaid bonus earned for any fiscal year ending on or prior to the termination date;
3.	Any un-reimbursed business expenses incurred through the termination date; and
4.	All other payments or other benefits the Named Executive Officer may be entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit program or grant.

These payments are referred to below as the “Accrued Obligations.”

Termination - On January 31, 2007, the Company entered into an Amended and Restated Executive Employment Agreement with Mr. Romano which amended and restated in its entirety a February 11, 2003 employment agreement between him and the Company.  The Amended and Restated Executive Employment Agreement extended the term of Mr. Romano’s employment through December 31, 2009 and provided that his annual base salary would be at least $275,000 per year.  After December 31, 2009, the Amended and Restated Executive Employment Agreement provided that Mr. Romano’s employment would automatically renew for additional one-year periods if neither the Company nor Mr. Romano notified the other in writing of its or his intention not to renew his employment.  Compensation due Mr. Romano in the event of termination from the Company in 2009 was dependent upon the basis for separation.  Pursuant to the Amended and Restated Executive Employment Agreement, Mr. Romano notified the Company in writing that he was retiring at the end of 2009 and would not be renewing.

On December 10, 2008, the Company entered into an Executive Employment Agreement with Mr. Baumgardner, effective January 5, 2009 and terminating on May 31, 2010 or such other date his employment is terminated in accordance with its terms.  His Executive Employment Agreement provided for a base salary of not less than $250,000 per year.

For Cause or Without Good Reason - Under the terms of Mr. Romano’s Amended and Restated Executive Employment Agreement and Mr. Baumgardner’s Executive Employment Agreement, if employment was terminated for cause or by such executive without good reason the Company would have paid him the Accrued Obligations.  In the case of Mr. Romano, vested and unvested options to purchase the Company’s common stock and all unvested shares of restricted stock would have automatically forfeited.

Without Cause or for Good Reason - Had Mr. Romano or Mr. Baumgardner’s employment been terminated by the Company without cause or by such executive for good reason, in addition to the Accrued Obligations, he would have been entitled to the following:

Stephen A. Romano

1.
Continued vesting of stock options for a period of twelve (12) months following the termination date or the earlier expiration of such options (such vested options to remain exercisable for the shorter of one year, the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement, or the earlier expiration of such options);

2.	Continued vesting of restricted stock grants for a period of twelve (12) months following termination; and
3.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twenty-four (24) months following the termination date.

James R. Baumgardner

1.	An amount equal to the greater of $20,800 for each month Mr. Baumgardner served as President and Chief Operating Officer or one year’s base salary; and
2.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

Under their contracts in effect on December 31, 2009, Messrs. Romano and Baumgardner’s eligibility for receipt of these severance benefits was subject to compliance with confidentiality, work product assignment, and non-competition/non-solicitation covenants more specifically described in their respective agreements.

For purposes of Mr. Romano and Mr. Baumgardner’s employment agreements, the definition of good reason included, among other things, diminution of duties and responsibilities, diminution in compensation arrangements or employee benefits or any material breach by the Company of the provisions of such employment agreement.  Cause was defined as a determination by two-thirds of the members of the Board voting that the employee has: (a) engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or misconduct; (b) engaged in conduct the consequences of which are materially adverse to the Company; (c) materially breached the terms of his employment agreement or any change in control or similar agreement in effect between employee and the Company, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or (d) been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

Death or Disability - Had Mr. Romano or Mr. Baumgardner’s employment been terminated due to death, the Company would have paid his estate the Accrued Obligations.  Had Mr. Romano’s or Mr. Baumgardner’s employment terminated due to disability, in addition to the Accrued Obligations, he would have been eligible to participate in the Company’s long-term disability plan on a basis no less favorable to him than other Named Executive Officers.  For Mr. Romano, whether terminated due to death or disability, (i) all stock options held at the termination date would have become 100% vested and remained exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement; and (ii) all restricted stock grants held at the termination date become 100% vested.

Retirement - Had Mr. Romano or Mr. Baumgardner’s employment been terminated by retirement he would have been paid his Accrued Obligations.  In addition, all restricted stock grants held at the termination date by Mr. Romano would have become 100% vested and all stock options held at the termination date would have become 100% vested and remained exercisable for the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement.  As noted above, Mr. Romano served the full term of his employment agreement but elected not to renew beyond that term.  Based on a hypothetical termination on December 31, 2009, Mr. Romano would have been entitled to the following, depending on the Basis for Termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/Bonus ($)	Options1 ($)	Restricted Stock ($)	Medical, Hospital, Life Insurance and Disability ($)	Long-Term Disability4 ($)	Total ($)
For cause or without good reason	58,343	48	-	-	-	-	-	58,391
Without cause or for good reason	58,343	48	-	-	-	12,4342	720	71,545
Death	58,343	48	-	-	-	-	-	58,391
Retirement	58,343	48	-	-	-	-	-	58,391
Disability	58,343	48	-	-	-	27,5543	90	86,035

1	Because the fair market value of the stock options on December 31, 2009 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

2	Assumes payment of health and life insurance premiums for twenty-four (24) months.

3	Assumes payment of health and life insurance premiums for thirteen (13) weeks plus short-term disability payments for thirteen (13) weeks.

4	Assumes payment of long-term disability premiums for twenty-four (24) months in the case of termination without cause or for good reason and ninety (90) days in the case of disability.

Based on a hypothetical termination on December 31, 2009, Mr. Baumgardner would have been entitled to the following, depending on the Basis for Termination identified in the first column:

Basis for Termination	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/Bonus ($)	Medical, Hospital, Life Insurance and Disability ($)	Long-Term Disability3 ($)	Total ($)
For cause or without good reason	25,905	4,373	-	-	-	30,278
Without cause or for good reason	275,905	4,373	-	10,5251	360	291,163
Death	25,905	4,373	-	-	-	30,278
Retirement	25,905	4,373	-	-	-	30,278
Disability	25,905	4,373	-	28,6312	90	58,999

1	Assumes payment of health and life insurance premiums for twelve (12) months.

2	Assumes payment of health and life insurance premiums for thirteen (13) weeks plus short-term disability payments for thirteen (13) weeks.

3	Assumes payment of long-term disability premiums for twelve (12) months in the case of termination without cause or for good reason and ninety (90) days in the case of disability.

Change of Control – Change of control benefits are intended to encourage the cooperation and minimize potential resistance of executives and other key managers to potential change of control transactions that may be in the best interests of stockholders.  The cash components of any change of control benefits are paid in a lump sum within forty-five (45) days following the date of the change of control.

For purposes of this section, change of control under the Company’s employment agreements and change of control agreements in effect on December 31, 2009 was defined to include any of the following events:

•
a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company’s securities shall not constitute a corporate reorganization;

•	the sale, transfer, or other disposition of all or substantially all of the Company’s assets;

•	stockholder approval of a plan of liquidation (except for Mr. Baumgardner); or

•
any transaction as a result of which any person is the “beneficial owner,” directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

Mr. Romano’s Amended and Restated Executive Employment Agreement also provided that a change of control would be deemed to have occurred upon a change in the composition of more than 50% of the Board of Directors, excluding those members nominated for election to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved.

Mr. Romano’s Amended and Restated Executive Employment Agreement and the change of control agreements entered into between the Company and Messrs. Feeler, Welling and Bell provided for payments upon a change of control based on a multiple of base salary.  Assuming a change of control event occurred on December 31, 2009, the following amounts would have been paid in a single lump sum within forty-five (45) days of such event.

Named Executive Officer	Base Salary ($)	Multiple	Change of Control Payout ($)
Stephen A. Romano	300,000	2	600,000
Jeffrey R. Feeler	172,000	1	172,000
Steven D. Welling	130,000	1	130,000
Simon G. Bell	172,000	1	172,000

Mr. Baumgardner’s Executive Employment Agreement in effect on December 31, 2009 required a payment to Mr. Baumgardner upon a change of control event calculated based on a percentage of the enterprise value of the Company at the time of such change of control.  Under such Executive Employment Agreement, the Company’s enterprise value would be determined either by the purchase price paid by an acquirer or by the Company’s market capitalization.  Since no change of control actually occurred, the Company has calculated the hypothetical enterprise value based on the aggregate value of the Company’s issued and outstanding stock on December 31, 2009.  Under the change of control bonus calculation formula set forth in Mr. Baumgardner’s Executive Employment Agreement and based on the Company’s market capitalization on December 31, 2009, if a change of control had occurred on that date, Mr. Baumgardner would not have been entitled to any bonus as a result of such change of control.

Termination Following Change of Control

Chief Executive Officer - If Mr. Romano’s employment under his employment agreement in effect on December 31, 2009 was terminated without cause by the Company or by Mr. Romano for good reason within twelve (12) months following a change of control, the Company would have paid Mr. Romano the Accrued Obligations and the following:

1.	A pro rata portion of the cash bonus payable to him under a management incentive program earned during the year in which the change in control occurred, if any; and
2.	Continued medical, hospitalization, life insurance and disability benefits to which he was entitled at the termination date for a period of twelve (12) months following the termination date.

In addition (i) all stock options held by Mr. Romano at the termination date would have become 100% vested, and remained exercisable for a period which is the shorter of one year, the then-remaining term of the stock option or the balance of the then-remaining term of the Amended and Restated Executive Employment Agreement; and (ii) all restricted stock grants held by Mr. Romano at the termination date would have become 100% vested.  The estimated total amount paid to Mr. Romano in the event of a change of control and termination on December 31, 2009 by the Company without cause or by Mr. Romano for good reason is as follows:

Change of Control Payout ($)	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Accelerated Options1 ($)	Accelerated Restricted Stock ($)	Medical, Hospital, Life Insurance and Disability2 ($)	Total ($)
600,000	58,343	48	-	-	-	6,577	664,968

1	Because the fair market value of the stock options on December 31, 2009 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

2	Assumes payment of health and life insurance premiums for twelve (12) months.

Vice Presidents – Change of Control Agreements for Messrs. Bell, Feeler and Welling, provided that in the event of involuntary termination by the Company without cause either (i) at the time of or within twelve (12) months following the occurrence of a change of control; or (ii) at any time prior to a change in control if the involuntary termination was at the request of an acquirer, these executive officers would have been entitled to payment of the Accrued Obligations and (a) a pro rata portion of that year’s target/base bonus amount under the Company’s incentive plan that has accrued as of the date of the termination (the Company was required to pay the incentive bonus payment, if any, to the Named Executive Officer within forty-five (45) days of the date of such termination in a single lump sum); (b) the continuation of health insurance coverage at the Company’s expense for a period of twelve (12) months, and (c) accelerated vesting of any stock options or restricted stock awards that are outstanding as of the date of termination.

For purposes of Messrs. Bell, Feeler and Welling’s change of control agreements, cause was defined as misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on the Company’s business or reputation; (ii) repeated unexplained or unjustified absences from the Company; (iii) refusal or willful failure to act in accordance with any specific lawful direction or order of the Company or stated written policy of the Company which has a material adverse effect on the Company’s business or reputation; (iv) a material and willful violation of any state or federal law which if made public would materially injure the business or reputation of the Company as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against the Company which has a material adverse effect on the Company’s business or reputation; (vi) conduct which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation of any contract between him and the Company or any statutory duty to the Company that is not corrected within thirty (30) days after written notice.  Determining whether or not the actions or omissions constitute cause was the responsibility of the Board based upon a reasonable good faith investigation and determination.  Physical or mental disability did not constitute cause.

Assuming a change of control event occurred on December 31, 2009, followed by an immediate involuntary termination by the Company without cause, Messrs. Bell, Feeler and Welling would have been entitled to the following:

Named Executive Officer	Change of Control Payout ($)	Base Salary/ Accrued Vacation ($)	Unreimbursed Expenses ($)	Accrued Incentive/ Bonus ($)	Health Insurance1 ($)	Accelerated Options2 ($)	Accelerated Restricted Stock ($)	Total3 ($)
Simon G. Bell	172,000	34,069	1,987	-	10,068	-	-	218,124
Jeffrey R. Feeler	172,000	21,693	18	-	10,068	-	-	203,779
Steven D. Welling	130,000	24,384	1,306	51,056	7,910	-	-	214,656

1	Assumes payment of health insurance premiums for twelve (12) months.

2	Because the fair market value of the unvested stock options on December 31, 2009 was less than the exercise price of the options, the value of continued vesting of the options is deemed to be zero.

3
Prior to receipt of payments and benefits, these Named Executive Officers would have been required to execute an employee release addressing all rights and claims in existence at the time of such execution, excluding the employee’s rights under the change of control agreements, rights under any employee benefit plan sponsored by the Company, or rights to indemnification under the Company’s charter, bylaws or other governing instruments.  Amounts paid in the case of a voluntary termination, death, or physical or mental disability were limited to the Accrued Obligations.

Severance and Change of Control Benefits under 2010 Agreements

The employment agreement entered into with Mr. Baumgardner effective January 1, 2010 provides for severance benefits payable to Mr. Baumgardner if his employment is terminated by the Company without cause or he terminates his employment for good reason in an amount equal to the greater of the remaining term of the contract or one year of base salary.  In addition, the agreement also entitles Mr. Baumgardner to a payment in the event of a change in control of the Company during the term of the agreement where the enterprise value of the Company is greater than or equal to a designated valuation, with the amount of the payment to be determined based upon a designated percentage of transaction value.

Any payments made in connection with a change in control of the Company under the agreement are in lieu of any severance benefits payable under the agreement.

The employment agreements entered into with Messrs. Bell, Feeler and Welling effective January 1, 2010 provide for severance benefits payable if their employment is terminated by the Company without cause or the officer terminates his employment for good reason in an amount equal to one year of base salary.  In addition, the agreements also entitle each officer to a payment in the event of a change in control of the Company during the term of the agreement equal to one year of base salary.

COMPENSATION OF DIRECTORS

The Amended and Restated 2005 Non-Employee Director Compensation Plan (“2005 Plan”) defines the compensation arrangement for non-employee directors.  On April 4, 2008, the Board amended the 2005 Plan to provide that non-employee directors’ compensation will be determined annually at the time the Board nomination slate is approved for inclusion in the proxy for the annual meeting of stockholders.  The 2005 Plan was amended further to allow non-employee directors the option of receiving an annual equity award of either restricted stock or an equivalent value of options to purchase the Company’s common stock.  On February 23, 2009, the Board approved the non-employee Board compensation in effect for the 2009-2010 Board service period.

During 2009, directors who were not employees of the Company or its subsidiaries received an annual fee of $16,000, payable quarterly. A non-employee Chairman of the Board was entitled to receive an additional fee of $20,000 (this did not apply).  Chairmen of the Corporate Governance and Compensation Committees were entitled to receive an additional fee of $8,000.  The Chairman of the Audit Committee was entitled to receive an additional fee of $12,000.  Directors also received $2,000 for each board meeting attended in person and $1,000 for each telephonic meeting lasting more than thirty (30) minutes. Committee members received $1,000 for each committee meeting attended in person and $750 for each telephonic committee meeting lasting more than thirty (30) minutes. Employee directors receive no additional compensation for their service as directors.  Mr. Romano was the only such director during 2009.

During 2009, non-employee directors also received an equity award issued in the form of restricted stock or options to purchase the Company’s common stock worth $25,000 at the time of election or re-election to the Board at the Annual Meeting of Stockholders.  Equity awards granted to non-employee directors vest over one year with vesting contingent on attending at least 75% of the regularly scheduled meetings of the Board between the award and vesting dates.  All directors met the meeting attendance requirement.

All directors are reimbursed for their reasonable travel and other expenses involved in attending Board and committee meetings. Director compensation for the year ended December 31, 2009 for the Company’s non-employee directors is set forth in the following table.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards1 ($)	Stock Option Awards2 ($)	Total ($)
Victor J. Barnhart	35,000	-	25,002	60,002
Joe F. Colvin	19,500	24,600	-	44,100
Roy C. Eliff	27,750	-	25,002	52,752
Edward F. Heil	18,250	-	25,002	43,252
Jeffrey S. Merrifield	27,500	-	25,002	52,502
John W. Poling	39,750	-	25,002	64,752

1
This amount represents the aggregate grant date fair value of the only restricted stock award granted in fiscal year 2009 determined in accordance with FASB ASC Topic 718. The assumptions made in determining the grant date fair value of the grant are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  The number of shares awarded Mr. Colvin in 2009 was 1,500, equivalent to $25,000 divided by the fair market value of the stock on the award date rounded to the nearest 100 shares.  The fair market value of the Company’s common stock on the award date of May 13, 2009 was $16.40.  The aggregate number of stock awards outstanding as of December 31, 2009 for each director is reported in the supplemental table below.

2
These amounts represent the aggregate grant date fair value of the only stock option awards granted in fiscal year 2009 determined in accordance with FASB ASC Topic 718.  The assumptions made in determining the grant date fair values of the options are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  The directors identified above elected to receive options to purchase 5,400 shares of the Company’s common stock, equivalent to $25,000 divided by the Black-Scholes value of an option to purchase one share of the Company’s common stock on the award date rounded to the nearest 100 shares.  The aggregate number of option awards outstanding as of December 31, 2009 for each director is reported in the supplemental table below.

	Aggregate Number of Shares at December 31, 2009
Name	Restricted Stock Awards (#)	Option Awards (#)
Victor J. Barnhart	-	5,400
Joe F. Colvin	1,500	-
Roy C. Eliff	-	13,800
Edward F. Heil	-	5,400
Jeffrey S. Merrifield	-	5,400
John W. Poling	-	5,400

The non-employee Board compensation effective for the 2010-2011 Board service period, which is unchanged from the 2009-2010 service period, is as follows:

Annual Cash Retainer, payable quarterly	$16,000
Equity Award1	$25,000
Non-employee Chairman of the Board	$20,000
Committee Chairman Annual Fee:
Audit Committee	$12,000
Corporate Governance Committee	$8,000
Compensation Committee	$8,000
In-person Board of Directors Meetings	$2,000
In-person Committee Meetings	$1,000
Telephonic Board Meetings	$1,000
Telephonic Committee Meetings	$750

1
The type of equity award issued will be selected by the non-employee director and can be in the form of restricted stock or options to purchase the Company’s common stock.  Equity awards will vest over one year with vesting contingent on the non-employee director attending at least 75% of the regularly scheduled Board meetings.  Stock options will have a term no greater than ten (10) years with an exercise price equal to the fair value of the Company’s stock on the grant date, i.e., the first business day after the election to the Board at the annual meeting of stockholders.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS

The following tables set forth, as of March 26, 2010, the beneficial ownership of the Company’s common stock by (a) each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s common stock; (b) each of the Company’s directors, director nominees and executive officers; and (c) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, to the knowledge of the Company each beneficial owner identified has sole voting and investment power for the shares indicated.  The information provided in the tables below is based on our records, information filed with the SEC and information provided to the Company.  Except as otherwise indicated, the address of each of the persons identified in the tables below is as follows: US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706.

Beneficial ownership is determined in accordance with SEC rules.  Shares of the Company’s common stock subject to options exercisable within sixty (60) days of March 26, 2010 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage ownership of any other person.  Percentage of beneficial ownership is based upon 18,183,336 shares of common stock outstanding on March 26, 2010.

(a) Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

TimesSquare Capital Management, LLC	1,360,7001	7.5%
1177 Avenue of the Americas, 39th Floor
New York, NY 10036

Edward F. Heil	1,082,266	6.0%
8052 Fisher Island Drive
Fisher Island, FL 33109

T. Rowe Price Associates, Inc.	1,003,7002	5.5%
100 East Pratt Street
Baltimore, MD 21202

1
Information obtained from Schedule 13G filed on February 9, 2010 wherein TimesSquare Capital Management, LLC  is identified to possess sole voting power of 1,140,260 shares and sole dispositive power of 1,360,700 shares.

2
Information obtained from Schedule 13G filed on February 11, 2010 wherein T. Rowe Price Associates, Inc. is identified to possess sole voting power of 139,000 shares and sole dispositive power of 1,003,700 shares.

b) Directors, Director Nominees and Executive Officers

Directors and Director Nominees	Shares Owned	Right to Acquire (Exercisable within 60 days of Record Date)	Total	Percent of Class
Victor J. Barnhart	2,000	5,400	7,400	*
James R. Baumgardner	28,737	1,389	30,126	*
Joe F. Colvin	2,400	-	2,400	*
Roy C. Eliff	5,000	13,800	18,800	*
Daniel Fox	-	-	-	*
Edward F. Heil	1,076,866	5,400	1,082,266	6.0%
Jeffrey S. Merrifield	1,400	5,400	6,800	*
John W. Poling	-	5,400	5,400	*
Stephen A. Romano	147,949	13,133	161,082	*

Executive Officers

James R. Baumgardner	28,737	1,389	30,126	*
Jeffrey R. Feeler	5,237	21,914	27,151	*
Steven D. Welling	3,789	23,001	26,790	*
John M. Cooper (Vice President and Chief Information Officer)	3,600	16,526	20,126	*
Simon G. Bell	4,999	22,339	27,338	*
Eric L. Gerratt (Vice President and Controller)	3,200	10,434	13,634	*
All directors, director nominees and executive officers as a group	1,285,177	144,136	1,429,313	7.8%
* Represents less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had no relationships or related transactions with its officers, directors or securities holders of more than 5% that would require disclosure under Securities and Exchange Commission Regulation S-K, Item 404.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of common stock and preferred stock, and changes in such ownership, be filed with the SEC by Section 16 “reporting persons” including directors, certain officers, holders of more than 10% of the outstanding common stock or preferred stock, and certain trusts for which reporting persons are trustees.  The Company is required to disclose in this Proxy Statement each reporting person whom it knows has failed to file any required reports under Section 16 on a timely basis.  Based solely on review of Section 16 reports furnished to the Company and written statements confirming that no other reports were required, to the Company’s knowledge all Section 16 reports applicable to known reporting persons were timely filed throughout the year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries or had any other relationship requiring disclosure by the Company under Item 404 of Regulation S-K.  During 2009, no executive officer of the Company served as:

•
a member of the Compensation Committee (or other board committee performing equivalent functions) of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company;

•	a director of an unrelated entity, one of whose executive officers served on the Compensation Committee of the Company; or

•	a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you request one in writing to the following address: Jeffrey R. Feeler, Secretary, US Ecology, Inc., 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706; Telephone: (208) 331-8400.  If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS

Management and the Board of Directors of the Company know of no other matters that may come before the Meeting.  However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

A copy of the Company’s Annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 300 E. Mallard Drive, Suite 300, Boise, Idaho 83706 or may be accessed on the Internet at: www.usecology.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

US ECOLOGY, INC.
Annual Meeting of Stockholders
May 24, 2010 8:00 AM CDT
This proxy is solicited by the Board of Directors

US ECOLOGY, INC.

The stockholder(s) hereby appoint(s) James R. Baumgardner and Jeffery R. Feeler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock of US Ecology, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., CDT on May 24, 2010 at the Union League Club of Chicago, 65 West Jackson Boulevard, Chicago, Illinois 60604 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
REPLY ENVELOPE.

Continued and to be signed on reverse side

US ECOLOGY, INC. LAKEPOINTE CENTRE I 300 E. MALLARD DRIVE, SUITE 300 BOISE,ID 83706
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain

01	Victor J. Barnhart	☐	☐	☐

02	James R. Baumgardner	☐	☐	☐

03	Joe F. Colvin	☐	☐	☐

04	Daniel Fox	☐	☐	☐

05	Jeffrey S. Merrifield	☐	☐	☐

06	John W. Poling	☐	☐	☐

07	Stephen A. Romano	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):
		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the Company's fiscal year ending December 31, 2010.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)		Date			Signature (Joint Owners)	Date